FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT dated as of March 11, 2009, to the Distribution Agreement, dated as of April 26, 2006 (the "Agreement"), is entered into by and among TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of its series, the Snow Capital Opportunity Fund (the "Fund"), QUASAR DISTRIBUTORS, LLC, (the “Distributor”) and Snow Capital Management, L.P. (the “Advisor”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	QUASAR DISTRIBUTORS, LLC

By: /s/ Joseph Neuberger	By: /s/ James R. Schoenike

Printed Name: Joseph Neuberger	Printed Name: James R. Schoenike

Title: Chairman	Title: President

SNOW CAPITAL MANAGEMENT, L.P.

By: /s/ Carl Vuono

Name: Carl Vuono

Title: COO

AMENDED EXHIBIT B to the Trust for Professional Managers Distribution Agreement

Snow Capital Opportunity Fund

QUASAR DISTRIBUTORS, LLC - REGULATORY DISTRIBUTION SERVICES effective April 27, 2009
Basic Distribution Services*
•  ____ basis point of the Fund’s average daily net assets, payable monthly in arrears
•  Minimum annual fee:  first class or series -- $____; each additional series -- $____

Advertising Compliance Review/FINRA Filings
•  $____ per job for the first 10 pages (minutes if tape or video); $____ per page (minute if tape or video) thereafter (includes FINRA filing fee)
•  Non-FINRA filed materials, e.g. Institutional Use Only, Quasar Review Only, Correspondence, etc.
   $____ per job for the first 10 pages (minutes if tape or video); $____ per page (minute if tape or video) thereafter
•  FINRA Expedited Filing Service for 3 Day Turnaround
   $____ for the first 10 pages (minutes if audio or video); $____ per page (minute if audio or video) thereafter.  (Comments are faxed.  FINRA may not accept expedited request.)
•  Quasar Expedited Review Service for 24 Hour Turnaround – Does not include FINRA filing fee, if applicable
        $____ for the first 10 pages (minutes if audio or video); $____ per page (minute if audio or video) thereafter.

Licensing of Investment Advisor’s Staff (if desired)
•  $____ per year per registered representative
•  Quasar is limited to these licenses for sponsorship:  Series, 6, 7, 24, 26, 27, 63, 66
•  $____ per FINRA designated branch location
•  Plus all associated FINRA & State fees for Registered Representatives, including license, renewal fees.

Fund Fact Sheets
•  Design - $____ per fact sheet, includes first production
•  Production - $____ per fact sheet per production period
•  All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee.
•  Web sites, brochures and other sales support materials – Project priced via Quasar proposal.

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
•  typesetting, printing and distribution of Prospectuses and shareholder reports
•  production, printing, distribution and placement of advertising and sales literature and materials
•  engagement of designers, free-lance writers and public relations firms
•  long-distance telephone lines, services and charges
•  postage, overnight delivery charges
•  FINRA registration fees [To include late U5 charge (if applicable)] (FINRA advertising filing fees are included in Advertising Compliance Review section above)
•  record retention
•  travel, lodging and meals
Fees are billed monthly.
* Subject to CPI increase, Milwaukee MSA.

SNOW CAPITAL MANAGEMENT, L.P.

By:  /s/ Carl Vuono                                       Date: 3/11/09

Printed Name and Title: Carl Vuono, COO